Exhibit 99.1

Press Release

MF Global Moves Its Corporate Domicile to Delaware

NEW YORK, Jan 04, 2010 —MF Global Holdings Ltd. (NYSE: MF), a leading intermediary offering customized solutions in global cash, derivatives and related markets, announced effective today MF Global Ltd., the parent company of all MF Global companies, moved its corporate domicile from Bermuda to Delaware and changed its name to “MF Global Holdings Ltd.”

MF Global Chief Executive Officer, Bernard W. Dan, said, “This step is part of our strategy to increase the value we deliver to our global clients and further improve our competitive position. We expect changing our corporate domicile will increase our flexibility to respond to the current and anticipated regulatory landscape. In addition, this action supports our growth strategies, and more specifically, our focus on diversifying our business within financial services.”

The change of corporate domicile and name change do not affect the day-to-day business and operations of the organization, and clients will continue to work with the same MF Global teams and entities around the world. Moreover, MF Global believes that the change will not materially impact its financial results.

ABOUT MF GLOBAL

MF Global Holdings Ltd. (NYSE: MF), is a leading intermediary offering customized solutions in global cash, derivatives and related markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 13 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

SOURCE: MF Global Holdings Ltd.

MF Global Holdings Ltd.

Media

Tiffany Galvin, 212-589-6280

tgalvin@mfglobal.com

or

Investors

Lisa Kampf, 212-589-6592

lkampf@mfglobal.com